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                                  EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                          CERTIFICATE OF INCORPORATION
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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                    PANORAMA INTERNATIONAL PRODUCTIONS, INC.


                 The undersigned certifies that:

                    1. He is the Chairman of the Board and Secretary of Panorama International Productions, Inc., a Delaware corporation (the "Corporation").

                    2. The Fourth Article of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

                          "FOURTH. This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock that this Corporation shall have authority to issue is Fifteen Million (15,000,000). The total number of shares of Common Stock this Corporation shall have authority to issue is Ten Million (10,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Five Million (5,000,000). The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share.

                          The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution
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                          or resolutions adopted by the Board of Directors
                          providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware.
                          The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                          Effective as of 5:00 p.m. Eastern time on May 30, 1997, each outstanding one and nine-tenths (1.9) shares of common stock shall be automatically converted into one (1) share of common stock. Any fractional shares resulting from such automatic conversion shall be rounded upward to the nearest whole share.";

                    3. The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and approved by the holders of a majority of the shares of the Corporation's common stock, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

                 The undersigned further declares under penalty of perjury under the laws of the State of Delaware, that the matters set forth in this Certificate are true and correct of his own knowledge.

Dated:  May 31, 1997

                                           /s/Edward H. Resnick
                                           -----------------------------------
                                           Edward H. Resnick,
                                           Chairman of the Board and Secretary





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